                                            Filing Pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-68923


                             PROSPECTUS SUPPLEMENT
                    (TO PROSPECTUS DATED FEBRUARY 16, 1999)

                                30,690 SHARES

                               PLC SYSTEMS INC.

                                 COMMON STOCK

                             -------------------

     You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

     SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

PLAN OF DISTRIBUTION

     We are offering 30,690 shares of our common stock to an institutional investor pursuant to this prospectus supplement. The common stock will be purchased at a negotiated purchase price of $100,000. In addition, we will pay $5,500 in commissions on the sale of our common stock. We will not pay any other compensation in conjunction with this sale of our common stock. We have agreed to indemnify the institutional investor against liabilities, including liabilities under the Securities Act of 1933.

USE OF PROCEEDS

     The net proceeds to us from this offering will be $94,500. We plan to use the net proceeds for general corporate purposes, including:

     -    repaying our obligations as they become due;

     -    financing capital expenditures; and

     -    working capital.

Pending use of the net proceeds for any of these purposes, we may invest the net proceeds in short-term investment grade instruments, interest-bearing bank accounts, certificates of deposit, money market securities, U.S. government securities or mortgage-backed securities guaranteed by federal agencies.

MARKET FOR OUR COMMON STOCK

     On July 16, 1999, the last reported sales price of our common shares on the American Stock Exchange was $3.6875 per share. Our common stock is listed on the American Stock Exchange under the symbol "PLC." The common stock sold under this prospectus supplement will be listed on the American Stock Exchange after we notify the American Stock Exchange that the shares have been issued.

     As of July 16, 1999 and before the issuance of shares pursuant to this prospectus supplement, we have 21,192,695 shares of common stock outstanding.

RECENT DEVELOPMENTS

     On March 12, 1999, we changed our place of incorporation from British Columbia, Canada, to the Yukon Territory, Canada. As discussed on page 5 of the prospectus, our stockholders have already approved the change in our place of incorporation at the 1998 Annual Meeting of Stockholders.

LEGAL MATTERS

     Certain legal matters with respect to the common stock offered hereby will be passed upon for us by Brownstein Hyatt Farber & Strickland, P.C. of Denver, Colorado, and Anton Campion MacDonald Oyler Buchan of Whitehorse, Yukon Territory.

GENERAL

     You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

                             -------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -------------------

           The date of this prospectus supplement is July 19, 1999.

                                  TABLE OF CONTENTS

                                                                                 Page
                                                                                 ----
PROSPECTUS SUPPLEMENT
Plan of Distribution.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  S-1
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  S-1
Market for Our Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . . .  S-2
Recent Developments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  S-2
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  S-2
General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  S-2

PROSPECTUS
Risk Factors.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Highlights of Our Company. . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
Recent Developments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
Where You Can Find More Information. . . . . . . . . . . . . . . . . . . . . . .   10
